EXHIBIT 10(iiii)

UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and among

NORTH VALLEY BANCORP	Docket Nos. 09-158-WA/RB-HC
Redding, California	09-158-WA/RB-SM

NORTH VALLEY BANK
Redding, California

and

FEDERAL RESERVE BANK OF
SAN FRANCISCO
San Francisco, California

          WHEREAS, in recognition of their common goal to maintain the financial soundness of North Valley Bancorp, Redding, California (“Bancorp”), a registered bank holding company, and its subsidiary bank, North Valley Bank, Redding, California (the “Bank”), a state chartered bank that is a member of the Federal Reserve System, Bancorp, the Bank, and the Federal Reserve Bank of San Francisco (the “Reserve Bank”) have mutually agreed to enter into this Written Agreement (the “Agreement”); and

          WHEREAS, on January 6, 2010, the boards of directors of Bancorp and the Bank, at duly constituted meetings, adopted a resolution authorizing and directing J.M. Wells, Jr., to enter into this Agreement on behalf of Bancorp and the Bank, and consenting to compliance by Bancorp, the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

          NOW, THEREFORE, Bancorp, the Bank, and the Reserve Bank agree as follows:

Concentrations of Credit

          1.          Within 45 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written plan to strengthen the Bank’s management of commercial real estate (“CRE”) concentrations, including steps to reduce or mitigate the risk of concentrations. The plan shall be consistent with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07-1), and, at a minimum, address, consider, and include:

                       (a)          Continued reduction of concentration of credit risk tolerances or limits by types of loan products, geographic locations, and other common risk characteristics or sensitivities;

                       (b)          documented strategies to manage CRE concentration levels, including a contingency plan to reduce or mitigate concentrations;

                       (c)          enhanced monitoring and reporting of CRE concentrations to management and the board of directors; and

                       (d)          continued performance of strategic planning that considers CRE concentrations in relation to the Bank’s planned growth, projected earnings, and capital plans and overall operations.

Lending and Credit Administration

          2.          Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable program to enhance lending and credit administration that shall, at a minimum, address, consider, and include:

                       (a)          Ongoing monitoring of, and development of work-out strategies for loans on the Bank’s watch list and problem loans;

                       (b)          standards for interest-only loans; and

                       (c)          standards for the timely movement of loans to non-accrual status.

Asset Improvement

          3.          (a)          The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, who is obligated to the Bank in any manner on any extension of credit or portion thereof that has been charged off by the Bank or classified, in whole or in part, “loss” in the Report of Examination or in any subsequent report of examination, as long as such credit remains uncollected.

                       (b)          The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, whose extension of credit has been classified “doubtful” or “substandard” in the Report of Examination or in any subsequent report of examination, without the prior approval of the board of directors. The board of directors shall document in writing the reasons for the extension of credit or renewal, specifically certifying that: (i) the extension of credit is necessary to protect the Bank’s interest in the ultimate collection of the credit already granted or (ii) the extension of credit is in full compliance with the Bank’s written loan policy, is adequately secured, and a thorough credit analysis has been performed indicating that the extension or renewal is reasonable and justified, all necessary loan documentation has been properly and accurately prepared and filed, the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit, and the board of directors reasonably believes that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the board of directors meetings, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review. For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors (12 C.F.R. § 215.2(n)).

          4.          (a)          Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $1,000,000, including other real estate owned (“OREO”), that (i) is past due as to principal or interest more than 90 days as of the date of this Agreement; (ii) is on the Bank’s problem loan list; or (iii) was adversely classified in the Report of Examination.

                       (b)          Within 30 days of the date that any additional loan or other asset in excess of $1,000,000, including OREO, becomes past due as to principal or interest for more than 90 days, is on the Bank’s problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank an acceptable written plan to improve the Bank’s position on such loan or asset.

                       (c)          Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current problem loan list, a list of all loan renewals and extensions without full collection of interest in the last quarter, and past due/non-accrual report.

Allowance for Loan and Lease Losses

          5.          (a)          The Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank.

                       (b)          The Bank shall maintain a sound process for determining, documenting, and recording an adequate ALLL in accordance with regulatory reporting instructions and relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17).

                       (c)          Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the Bank’s ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve Bank, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.

Capital Plan

          6.         Within 60 days of this Agreement, Bancorp shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at Bancorp, on a consolidated basis, and Bancorp and the Bank shall jointly submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at the Bank, as a separate legal entity on a stand-alone basis. These plans shall, at a minimum, address, consider, and include:

                       (a)          Bancorp’s current and future capital needs, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);

                       (b)          the Bank’s current and future capital needs, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);

                       (c)          the adequacy of the Bank’s capital, taking into account the volume of classified credits, concentrations of credit, ALLL, current and projected asset growth, and projected retained earnings;

                       (d)          the source and timing of additional funds to fulfill the consolidated organization’s and the Bank’s future capital requirements; and

                       (e)          the requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that Bancorp serve as a source of strength to the Bank.

          7.          Bancorp and the Bank shall notify the Reserve Bank, in writing, no more than 30 days after the end of any quarter in which any of Bancorp’s consolidated capital ratios or the Bank’s capital ratios (total risk-based, Tier 1 risk-based, or leverage) fall below the approved capital plan’s minimum ratios. Together with the notification, Bancorp and the Bank shall submit an acceptable written plan that details the steps Bancorp or the Bank, as appropriate, will take to increase Bancorp’s or the Bank’s capital ratios to or above the approved capital plan’s minimums.

Strategic Plan and Budget

          8.          (a)          Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank a written business plan for 2010 to improve the Bank’s earnings and overall condition. The plan, at a minimum, shall provide for or describe:

(i)          A realistic and comprehensive budget for calendar year 2010, including income statement and balance sheet projections; and

(ii)         a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.

                        (b)        A business plan and budget for each calendar year subsequent to 2010 shall be submitted to the Reserve Bank at least 30 days prior to the beginning of that calendar year.

Dividends and Distributions

          9.          (a)          Bancorp and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (“Director”).

                       (b)          Bancorp shall not take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

                       (c)          Bancorp and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

                       (d)          All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information, as appropriate, on the parent’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings and loan loss reserve needs; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Bancorp and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

          10.         (a)          Bancorp and its nonbank subsidiaries shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

                       (b)          Bancorp shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Compliance with Laws and Regulations

          11.        In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Bancorp and the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

          12.        Bancorp and the Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Progress Reports

          13.        Within 30 days after the end of each calendar quarter following the date of this Agreement, Bancorp and the Bank shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

Approval and Implementation of Plans and Programs

          14.        (a)          The Bank and, as applicable, Bancorp shall submit written plans and programs that are acceptable to the Reserve Bank within the applicable time periods set forth in paragraphs 1, 2, 4(a), 4(b), 5(c), 6, and 7 of this Agreement.

                       (b)          Within 10 days of approval by the Reserve Bank, the Bank and, as applicable, Bancorp shall adopt the approved plans and programs. Upon adoption, the Bank and, as applicable, Bancorp shall promptly implement the approved plans and programs, and thereafter fully comply with them.

                       (c)          During the term of this Agreement, the approved plans and programs shall not be amended or rescinded without the prior written approval of the Reserve Bank.

Communications

15.	All communications regarding this Agreement shall be sent to:

	(a)	Mr. Joe Lozano
Examining Officer
Banking Supervision and Regulation
Federal Reserve Bank of San Francisco
101 Market Street, Mail Stop 920
San Francisco, California 94105

	(b)	Mr. J. M. Wells, Jr.
Chairman of the Board
North Valley Bancorp and
North Valley Bank
300 Park Marina Circle
Redding, California 96001

Miscellaneous

          16.          Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Bancorp and the Bank to comply with any provision of this Agreement.

          17.          The provisions of this Agreement shall be binding upon Bancorp, the Bank, and their institution-affiliated parties, in their capacities as such, and their successors and assigns.

          18.          Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

          19.          The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Bancorp, the Bank, or any of their current or former institution-affiliated parties and their successors and assigns.

          20.          Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 6th day of January, 2010.

NORTH VALLEY BANCORP		FEDERAL RESERVE BANK OF SAN FRANCISCO

By:	/s/ J. M. Wells, Jr.	By:	/s/ Kevin Zerbe

	J. M. Wells, Jr.		Kevin Zerbe
	Chairman of the Board		Vice President

NORTH VALLEY BANK

By:	/s/ J. M. Wells, Jr.

J. M. Wells, Jr.
Chairman of the Board